Exhibit 2

US$140,000,000

CREDIT AGREEMENT

among

PAMPA ENERGÍA S.A.
as Borrower,

YPF S.A.

as  Lender

Dated as of May 13, 2016

-i-

ANNEXES

Annex 1 – Notice Information

-ii-

EXHIBITS

Exhibit A – Form of Disbursement Request

Exhibit B – Form of Note

Exhibit C – Form of Stock Pledge Agreement

-iii-

CREDIT AGREEMENT

This Credit Agreement, dated as of May 13, 2016, among Pampa Energía S.A., a company organized and existing as a corporation (sociedad anónima) under the Laws of the Republic of Argentina (the “Borrower”) and YPF S.A., a company organized and existing as a corporation (sociedad anónima) under the Laws of the Republic of Argentina (the “Lender”).

WHEREAS, the Borrower has requested the Lender to make the Loans to the Borrower so that the Borrower may finance the Acquisition; and

WHEREAS, the Lender is prepared to make such Loans on and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01.      General Definitions

Wherever used in this Agreement, Annexes, Exhibits or Schedules, unless the context otherwise requires, the following terms have the following meanings:

“Account” means the bank account of the Lender to be informed in writing to the Borrower at least two Business Days prior to the relevant payment hereunder.

“Acquisition” means the transactions between the Borrower or any of its Subsidiaries and Petrobras International Braspetro B.V., for the purchase of the capital stock of Petrobras Participaciones S.L.

“Affiliate” means, with respect to any specified Person, any Person directly or indirectly controlling (including all directors and officers of such entity), controlled by or under common control with, such Person (for purposes of this definition, “control” means the power to direct the management or policies of an entity, directly or indirectly, whether through the ownership of shares or other securities, by contract or otherwise).

“Argentina” means the Republic of Argentina.

“Argentine Public Debt Instruments” means sovereign securities issued by Argentina or any other Argentine public foreign debt instruments denominated in Dollars.

“Asset Sale” means any sale, lease or sub-lease (as lessor or sublessor), sale and leaseback transaction, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person (other than the Borrower or the Lender and any of their Subsidiaries), in one transaction or a series of related transactions, of all or any part of any Purchased Entity’s businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible (including equity interests), whether now owned or hereafter acquired, leased or licensed, other than a sale of assets contemporaneously with and for purposes of consummating the Acquisition.

“Assignment Agreement” means the agreement that regulates the assignment of the YPF Participation between PESA and the Lender, and any amendment thereof.

“Borrower’s Account” means the Borrower’s bank account opened in the United States of America or in other jurisdiction outside of Argentina, where the Lender shall disburse the Loans.

“Business Day” means (i) for all purposes other than those specified in clause (ii), a day, other than a Saturday or Sunday, when banks are open for business in the City of New York, United States of America and the City of Buenos Aires, Argentina; and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, the Loans, any Banking Day or NY Banking Day (in each case, as set forth in the definition of “LIBOR”), as the context may require.

“CAMMESA” means Compañía Administradora del Mercado Mayorista Eléctrico Sociedad Anónima (CAMMESA), a corporation (sociedad anónima) duly incorporated under the laws of Argentina.

“Cash" means money, currency or a credit balance in any demand or Deposit Account.

"Cash Equivalents" means:

(a)        Dollars, Pesos, Euro, any other official currency of the members of the European Union or money in other currencies received or acquired in the Ordinary Course of Business;

(b)        U.S. government obligations or certificates representing an ownership interest in U.S. government obligations, or securities issued directly and fully guaranteed or insured by any member of the European Union, or any agency or instrumentality thereof (provided that the full faith and credit of such member is pledged in support of those securities or other sovereign debt obligations (other than those of Argentina) rated "A" or higher or such similar equivalent or higher rating by at least one nationally recognized statistical rating organization as contemplated in Rule 436 under the Securities Act, in each case with maturities not exceeding one year from the date of acquisition);

(c)        Argentine government obligations (including those of the Central Bank) or certificates representing an ownership interest in Argentine government obligations (including those of the Central Bank) with maturities not exceeding one year from the date of acquisition;

(d)       (i) demand deposits, (ii) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition, (iii) bankers' acceptance with maturities not exceeding one year from the date of acquisition, and (iv) overnight bank deposits, in each case with financial institution organized or licensed under the Argentine law 21,526;

(f)        (i) demand deposits, (ii) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition, (iii) bankers' acceptances with maturities not exceeding one year from the date of acquisition and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any state thereof or under the laws of any member state of the European Union;

(g)        commercial paper rated "A-2" or higher or such similar equivalent or higher rating by at least one nationally recognized statistical rating organization as contemplated in Rule 436 under the Securities Act and maturing within six months after the date of acquisition;

(h)        repurchase agreements with a term of not more than 30 days for underlying securities of the type described in clauses (b) above entered into with a financial institution satisfying the criteria described in (g) above or securities dealers of recognized national standing in the United States; and

(i)         money market funds at least 95% of the assets of which consist of investments of the type described in clauses (a) through (f) above.

“Central Bank” means the Central Bank of Argentina (Banco Central de la República Argentina).

“Change of Control” shall mean any circumstance under which any Person, individually or collectively, has the power (whether by ownership of the capital stock of the Borrower, contract or otherwise) to control the Borrower’s management or its policies.

“Closing Date” means the date on which the Acquisition is closed.

“Colpa and Caranda Contracts” means the operational agreements entered into on May 2, 2007 by and between Petrobras Energía S.A. Sucursal Bolívia and Yacimientos Petrolíferos Fiscales Bolivianos (YPFB).

“Commitment” means each, or any, of the Total Commitment, Tranche A Commitment and the Tranche B Commitment.

“Concession Aguada de la Arena” means the exploration permit granted by Decree No 1321/94 of the Province of Neuquén and the production concession granted by DA No 407/97 of the Province of Neuquén and formalized by public deed No 13 dated February 16, 2015, over the Area Aguada de la Arena.

“Concession Río Neuquén” means the production concession overt Area Río Neuquén originally granted by Law No 24,145 and extended through Provincial Decree No 2204/08 of the Province of Neuquén and for the Renegotiation Accord of the Province of Río Negro dated December 14, 2014 , and included all the eventual extensions of terms and renewals.

“Consolidated EBITDA” means (without duplication), for any period, net income minus interest gains on assets, plus interest losses on liabilities, plus depreciation of fixed assets and amortization of intangible assets, plus income tax, plus deferred income tax, each determined on a consolidated basis and in accordance with IFRS.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (x) the aggregate outstanding Net Indebtedness of the Borrower and its Subsidiaries as of the end of the most recent fiscal quarter for which financial statements prepared on a consolidated basis in accordance with IFRS are made available hereunder, to (y) Consolidated EBITDA of the Borrower and its Subsidiaries for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements prepared on a consolidated basis in accordance with IFRS are made available hereunder.

“Contingent Obligation” means, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, dividends or other distributions on  stock or capital interests, or other payment obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person (including as a result of such Person’s ownership interest in (such as, for example, the obligations of a general partner with respect to the primary obligations of a general partnership) or other relationship with the primary obligor), whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Default” means any event which, upon the giving of notice, lapse of time, or both, would constitute an Event of Default.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Derivative Obligations” means any obligations under any Interest Rate Protection Agreement or Other Hedging Agreements.

“Disbursement Date” means the Tranche A Disbursement Date, the Tranche B Disbursement Date or the Total Commitment Disbursement Date, as applicable.

“Disbursement” means the transfer by the Lender to the Borrower of the amounts that correspond to the Total Commitment,  Tranche A Loans or the Tranche B Loans pursuant to Section 3.02.

“Disqualified Capital Stock” means that portion of any capital stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof.

“Dollars” and the sign “US$” mean the lawful currency of the United States of America.

“EASA Notes” means (i) the 2016 Discount Notes (ISIN P3629RADO, 285025AD4 and 285025AC6) and (ii) the Par 17 Notes (ISIN USP3629RAB44) issued by Electricidad Argentina S.A.

“Environmental Law” means any federal, state or local governmental Law, rule, regulation, order, writ, judgment, injunction or decree relating to human health, pollution or protection of the environment or the treatment, storage, disposal, release, threatened release or handling of hazardous materials, and all local Laws and regulations related to environmental matters and any specific agreements entered into with any competent authorities that include commitments related to environmental matters.

“Estatutos” means the constituent documents (estatutos sociales) of the Borrower as amended, supplemented or modified from time to time.

“Exchange Rate” means, for any day, the purchaser exchange rate for Dollars quoted by the Banco de la Nación Argentina for such day, or, if on such day such rates are not quoted, at the last day on which such rates were offered preceding such day.

“Fiscal Year” means the accounting year of the Borrower commencing each year on January 1 and ending on the following December 31, or such other accounting period of the Borrower as the Borrower may, with the consent of the Lender, from time to time designate as the accounting year of the Borrower.

“Full Pledge” means the pledge to be created over the shares representing 49% of PEPASA’s capital stock under the Stock Pledge Agreement in order for the Borrower to request  the disbursement of (i) the Loan for the Total Commitment, or (ii) the Tranche B Loan. The Full Pledge shall terminate on the date that the YPF Participation is transferred in accordance with the Assignment Agreement.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“IFRS” means the International Financial Reporting Standards, as adopted by the International Accounting Standards Board.

“Indebtedness” means, with respect to any Person, without duplication, (i) any liability of such Person (a) for borrowed money, or (b) evidenced by a bond, note, debenture or similar instrument issued in connection with the acquisition of any businesses, properties or assets of any kind (other than a trade payable or a current liability arising in the ordinary course of business), or (c) for the payment of money relating to any obligations under any capital lease of real or personal property which has been recorded as a Capitalized Lease Obligation pursuant to IFRS; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business); (iii) all letters of credit, banker’s acceptances or similar credit transactions, including reimbursement obligations in respect thereof; (iv) all Disqualified Capital Stock issued by such Person (the amount of Indebtedness therefrom deemed to equal any involuntary liquidation preference plus accrued and unpaid dividends); (v) all obligations due and payable under Derivative Obligations of such Person; (vi) all Indebtedness of other Persons secured by a Lien on any property of such Person, whether or not such Indebtedness is assumed by such Person and (vii) guarantees and other Contingent Obligations of such Person in respect of Indebtedness referred to in clauses (i) through (vi) above. For purposes of determining any particular amount of Indebtedness under this definition, guarantees of (or obligation with respect to letters of credit supporting) Indebtedness otherwise included in the determination of such amount shall not also be included. For the avoidance of doubt, Indebtedness shall not include any obligations not specified above, including trade payables, accrued expenses and deferred tax credits incurred by any Person in accordance with customary practices and in the ordinary course of business.

“Interest Payment Date” means the last day of each Interest Period.

“Interest Period” means (a) with respect to the Total Commitment hereunder, the period commencing on the Total Commitment Disbursement Date and ending of the day three months thereafter and, thereafter, each period commencing on the last day of the immediately preceding Interest Period and ending on the day three months thereafter (b) with respect to the Tranche A Loan hereunder, initially, the period commencing on the Tranche A Disbursement Date and ending on the day three months thereafter and, thereafter, each period commencing on the last day of the immediately preceding Interest Period and ending on the day three months thereafter; and (c) with respect to the Tranche B Loan, if any, hereunder, the period commencing on the Tranche B Disbursement Date and ending on the last day of the then-current Interest Period pursuant to clause (b) above and, thereafter, each period commencing on the last day of the immediately preceding Interest Period and ending on the day three months thereafter; provided, however, that (i) if an Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, and (ii) in no case shall any Interest Period end after the Maturity Date.

“Interest Rate Protection Agreement” means any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Interest Rate” shall mean an annual rate of 5%.

“Law” means any common or customary law, constitutional law, statute, regulation, resolution, rule, ordinance having the effect of law or any legally binding communiqué, enactment, judgment, order, code, decree, directive, requirement or other governmental restriction and any form or decision of, or determination by, or interpretation of any of the foregoing by any Governmental Authority.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, escrow or margin account or other similar security arrangement, encumbrance, lien (statutory or other), contractual preference, contractual priority or other security agreement of any kind or nature whatsoever (including (i) the interest of a seller under any conditional sale, (ii) the interest of a party retaining title under any other title retention agreement, (iii) any financing or similar statement or notice or any other similar recording or notice statute, and (iv) any financing lease having substantially the same economic effect as any of the foregoing).

“Loan Documents” means this Agreement, each Note and any other agreement, instrument or document executed and delivered by or on behalf of the Borrower in connection with the foregoing.

“Loans” means the loan to be granted hereunder by the Lender in an amount not exceeding the Total Commitment.

“Local Currency” means legal tender in Argentina, which, as of the date hereof, is Argentine Pesos.

“Material Adverse Change” means any event by which any Governmental Authority disposes or notifies the seizure, reversion, revocation, nationalization, expropriation or declaration of public utility of the YPF Participation.

“Material Adverse Effect” means any change, circumstance, effect, event or fact that constitutes or causes, or that could reasonably be expected to constitute or cause, a material and adverse effect on (a) the condition (financial or otherwise), operations, performance, business or properties of the Borrower; (b) the ability of the Borrower to repay any Loan or the ability of the Borrower to perform its other material payment obligations under the Loan Documents; or (c) the validity or enforceability of any Loan Document.

“Maturity Date” means the later of (i) 18 months after the disbursement the Total Commitment Loan, or (ii) 18 months after the disbursement the Tranche B Loan, provided, however, that if the Tranche A Loan has been disbursed and the Tranche B Loan is not disbursed due to a breach by Borrower of its obligations hereunder, the maturity date for the Tranche A Loan shall be 18 months after the disbursement thereof.

“Measurement Date” means March 31st, June 30th, September 30th and December 31st of each year.

“Net Asset Sale Proceeds” means with respect to any Asset Sale, the aggregate amount of all cash payments received by the Borrower or any of its Subsidiaries in connection with such sale of assets, net of (i) the amount of any reasonable cash cost of sale, assignment or other disposition, including brokerage expenses, consultant fees and commissions paid by the Borrower or any of its Subsidiaries in connection with such Asset Sale, (ii) taxes paid or reasonably estimated to be payable as a result thereof, and (iii) any amount required to be paid or prepaid on Indebtedness secured by the assets subject to such Asset Sale.

“Net Indebtedness” means, with respect to the Borrower and its Subsidiaries on any date, without duplication, the aggregate principal amount of all Indebtedness minus (i) Indebtedness in respect of Derivative Obligations entered into in the ordinary course of business and not for speculative purposes, (ii) Indebtedness of the Borrower and its Subsidiaries that is junior and subordinate in right of payment as to principal, interest and all other amounts due hereunder, (iii) Regulatory Indebtedness; (iv) Indebtedness under bonds, notes or similar instruments repurchased or held by the Borrower or its Subsidiaries, and (v) Indebtedness for an aggregate principal amount not exceeding US$10,000,000, plus (vi) Cash and Cash Equivalents.

“Other Hedging Agreements” means any foreign exchange contracts, currency swap agreements, commodity agreements or other similar arrangements, or arrangements designed to protect against fluctuations in currency values or commodity prices.

“Partial Pledge” means the pledge to be created over the shares representing 9.8% of PEPASA’s capital stock in order for the Borrower to request the disbursement of the Tranche A Loan. The Partial Pledge shall terminate on the date that the Assets are transferred under the Assignment Agreement.

“Participation Aguada de la Arena” means, subject to any amendment or specification set forth in the Assignment Agreement, 100% of (i) all the rights and obligations under Concession Aguada de la Arena; (ii) all the rights and obligations under the Existing JOAs; (iii) all the rights over the hydrocarbons to be drilled from Concession Aguada de la Arena; (iv) all the offices, buildings, oil storage, wells, pipelines, installations, equipments and/or surface machinery or underground machinery, platforms, equipments and other assets of any kind affected to the production of Concession Aguada de la Arena; (v) all the credits, receivables, deposits, insurance, collateral rights, indemnifications, surety and rights and obligations over claims related to the production of Concession Aguada de la Arena; (vi) all the studies of soil, agreements, whatever kind, production and marketing records, records of wells, perforations, production data, seismic studies, geological studies, geophysics studies and any other engineering information, as well as all books, records, data base, files, maps and account records related to the Concession Aguada de la Arena and production operations of the Concession Aguada de la Arena, directly; (vii) all the rights, preferences, benefits and/or authorizations granted by any Authority or Applicable Law related to Concession Aguada de la Arena; and (viii) all other assets, whatever their nature, affected and/or attributable to Concession Aguada de la Arena.

“Participation Río Neuquén” means, subject to any amendment or specification set forth in the Assignment Agreement, 100% of (i) all the rights and obligations under Concession Río Neuquén; (ii) all the rights and obligations under the Existing JOAs; (iii) all the rights over the hydrocarbons to be drilled from Concession Río Neuquén; (iv) all the offices, buildings, oil storage, wells, pipelines, installations, equipments and/or surface machinery or underground machinery, platforms, equipments and other assets of any kind affected to the production of Río Neuquén; (v) all the credits, receivables, deposits, insurance, collateral rights, indemnifications, surety and rights and obligations over claims related to the production of Concession Río Neuquén; (vi) all the studies of soil, agreements, whatever kind, production and marketing records, records of wells, perforations, production data, seismic studies, geological studies, geophysics studies and any other engineering information, as well as all books, records, data base, files, maps and account records related to the Concession Río Neuquén and production operations of the Concession Río Neuquén, directly; (vii) all the rights, preferences, benefits and/or authorizations granted by any Authority or Applicable Law related to Concession Río Neuquén; and (viii) all other assets, whatever their nature, affected and/or attributable to Concession Río Neuquén.

“PEPASA” means Petrolera Pampa S.A.

“Person” means any individual, entity, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Authority.

“PESA” means Petrobras Argentina S.A.

“Property” means any right or interest in or to any asset, revenue, property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchased Entity” means any Person acquired by the Borrower or any of its Subsidiaries pursuant to the Acquisition.

“Regulatory Indebtedness” means any Indebtedness with CAMMESA in connection with any financial agreement with CAMMESA and/or any other Governmental Authority in charge of the electricity market regulation in Argentina, including, without limitation, the Secretaría de Energía and/or the Ente Nacional de Regulador de la Electricidad, whether secured or unsecured.

“Stock Pledge Agreement” means the stock pledge agreement to be entered into by and between the Borrower and the Lender in respect of the Full Pledge or the Partial Pledge, as applicable, substantially in the form of Annex I, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, association or other entity (i) the accounts of which would be fully consolidated with those of such person in such person’s consolidated financial statements if such financial statements were prepared in accordance with IFRS or (ii) of which more than 50% of (A) the outstanding capital stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors of such entity, as of such date, (B) the interest in the capital or profits of such partnership or limited liability company or (C) the beneficial interest in such trust or estate is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such person.  Unless the context otherwise clearly indicates, references herein to a “Subsidiary” refer to a Subsidiary of the Borrower.

“Taxes” means any present and future taxes, levies, imposts, deductions, charges, duties, fees and withholdings and any charges of a similar nature (including interest and penalties with respect thereto) that are imposed by any Governmental Authority or taxing authority.

“Total Commitment Disbursement Date” means the closing date of the Acquisition (which may occur up to one year after signing the purchase agreement in respect of the Acquisition) or, at the option of the Borrower, five Business Days prior to such closing date.

“Total Commitment” means the obligation of the Lender to make a Loan of US$140,000,000, in one disbursement or through the disbursement of the Tranche A Loan and the Tranche B Loan.

“Tranche A Commitment” means the obligation of the Lender to make a Tranche A Loan to the Borrower on the Tranche A Disbursement Date pursuant to Section 3.01 in a principal amount of US$28,000,000.

“Tranche A Disbursement Date” means the date on which the purchase agreement for the Acquisition is executed.

“Tranche A Loan” means the Loan to be made in Dollars by the Lender for up to the amount of the Tranche A Commitment.

“Tranche B Commitment” means the obligation of  the Lender to make a Tranche B Loan to the Borrower on the Tranche B Disbursement Date pursuant to Section 3.01 in a principal amount of US$112,000,000.

“Tranche B Disbursement Date” means the Closing Date or, at the option of the Borrower, five Business Days prior to the Closing Date.

“Tranche B Loan” means the Loan to be made in Dollars by the Lender for up to the amount of the Tranche B Commitment.

“YPF Participation” means jointly the YPF Participation over Area Aguada de la Arena and the YPF Participation over Area Río Neuquén, as provided in the Assignment Agreement.

“YPF Participation over Area Aguada de la Arena” means the 80% of the Participation Aguada de la Arena”

“YPF Participation over Area Río Neuquén” means the 33.33% of the Participation Río Neuquén.

Section 1.02.      Other Defined Terms.

Each of the following terms is defined in the Section set for opposite such term:

Term	Section
“Borrower”	Preamble
“Currency Restriction Event”	Section 3.05(c)
“Currency Restriction Grace Period”	Section 3.05(c)
“Disbursement Request”	Section 3.02
“Excess”	Section 3.07(a)
“Events of Default”	Section 7.01
“First Refusal Date”	Section 3.04(b)
“Foreign Currency Restriction Date”	Section 3.05(c)
“Lender”	Preamble
“Material Debt”	Section 7.01(i)
“Money Laundering Laws”	Section 4.01(l)
“Non-Consummation Date”	Section 3.04(b)
“Non-Execution Date”	Section 3.04(b)
“Note”	Section 3.11
“Other Applicable Taxes”	Section 3.08(b)
“Project Financing Subsidiary”	Section 6.02(a)(xiii)

Section 1.03.      Interpretations

For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, (i) the terms defined in this Agreement include the plural as well as the singular and vice versa; (ii) words importing gender include all genders; (iii) any reference to an Article, Section, Annex, Schedule or Exhibit refers to an Article of, Section of, or Annex, Schedule or Exhibit to, this Agreement; (iv) any reference to “this Agreement” refers to this Agreement, including all Annexes, Schedules and Exhibits hereto, and the words herein, hereof, hereto and hereunder and words of similar import refer to this Agreement and its Annexes, Schedules and Exhibits as a whole and not to any particular Section, Annex, Schedule, Exhibit or any other subdivision; (v) any reference to treaties, statutes and related regulations shall include any amendments of the same and any successor treaties, statutes and regulations; (vi) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (vii) any definition of or reference to a Person acting in a particular capacity shall include its successors or permitted assigns in such capacity; and (viii) references to the time of day shall be to Buenos Aires time, unless otherwise specified herein.

Section 1.04.      Business Day Adjustment

 Where the day on or by which a payment is due to be made is not a Business Day, that payment shall be made on or by the next succeeding Business Day unless that next succeeding Business Day falls after the Total Commitment Maturity Date or Tranche A Maturity Date or Tranche B Maturity Date, as applicable, in which case that payment shall be made on or by the immediately preceding Business Day; provided that if the day on or by which a payment is due to be made is a day for which there is no numerically corresponding day in the relevant calendar month (i.e., February 29th in a year which is not a leap year), that payment shall be made on or by the last Business Day of such calendar month.  Any reference to a “month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month.

ARTICLE II
USE OF PROCEEDS

Section 2.01.      Use of Proceeds

 The proceeds of the Loans hereunder will be used to finance directly or indirectly the Acquisition by the Borrower; provided that the Lender shall not have any responsibility in connection with the use of any of such proceeds.

ARTICLE III
THE LOANs

Section 3.01.      Amount of Loan

 The Lender agrees, on and subject to the terms and conditions of this Agreement, to make available, at Borrower´s option: (a) a Loan in an aggregate principal amount equal to the Total Commitment on the Total Commitment Disbursement Date; or, (b)(i) one Tranche A Loan to the Borrower on the Tranche A Disbursement Date, in a principal amount equal to the Tranche A Commitment; and (ii) one Tranche B Loan to the Borrower on the Tranche B Disbursement Date, in a principal amount up to but not exceeding such Tranche B Commitment.  Any amount of the Loan borrowed and subsequently repaid or prepaid may not be reborrowed.

Section 3.02.      Disbursement

 Each Disbursement of the Loans shall be made on the relevant Disbursement Date to the Borrower’s Account designated in the Disbursement Request.  Each Disbursement shall be made upon the Borrower’s request, substantially in the form of Exhibit A (the “Disbursement Request”), delivered to the Lender at least ten calendar days prior to the relevant Disbursement Date (or solely in the case of the Tranche A Loan, such shorter period as the Lender and the Borrower may agree).

Section 3.03.      Repayment

 The Borrower shall repay to the Lender the aggregate outstanding principal amount of the Loans on the Maturity Date.

Section 3.04.      Mandatory Prepayments

The provisions set forth in this Section 3.04 shall be effective from the relevant Disbursement Date until the transfer date of the YPF Participation in accordance with the Assignment Agreement. Following such transfer, none of the following provisions shall apply.

(a)                     Change of Control:  Following the occurrence of any event constituting a Change of Control, the Borrower shall prepay in full the aggregate principal amount of the Loans then-outstanding no later than the third Business Day following the date of such event.

(b)                     Assignment Agreement. Acquisition. First Refusal: (i) If the transfer of the YPF Participation in accordance with the Assignment Agreement is not consummated by 5:00 p.m. Buenos Aires time on the date ninety calendar days after the Total Commitment Disbursement Date or the Tranche B Disbursement Date (the “Non-Execution Date”), the Borrower shall prepay in full the aggregate principal amount of the Total Commitment, then-outstanding and accrued interests promptly as possible (but in no event later than 15th calendar day after the Non-Execution Date); (ii) if the Closing Date in connection with the Acquisition has not occurred by 5:00 p.m. Buenos Aires time on the date that is one hundred and eighty calendar days after the Tranche A Disbursement Date (the “Non-Consummation Date”), the Borrower shall prepay in full the aggregate principal amount of the Loans then-outstanding and accrued interest as promptly as possible (which prepayment shall in no event be made later than the 15th calendar day after the Non-Consummation Date), (iii) if Petrouruguay S.A. exercises its first refusal upon the Area Aguada de la Arena (the “First Refusal Date”), the Borrower shall prepay an amount of US$80,000,000 of the Loans then-outstanding and accrued interest (which prepayment shall in no event be made later than the 15th calendar day after the First Refusal Date), (iv) if a Material Adverse Change has occurred; or (v) if the Lender is contractually entitled to the non-execution of the Assignment Agreement.

(c)                     Mandatory Prepayment Upon Asset Sale:  If at any time after the Acquisition and prior to the transfer of the YPF Participation in accordance with the Assignment Agreement, the Borrower or any Subsidiary thereof (including any Purchased Entity) consummates any Asset Sale which Net Asset Sale Proceeds exceed US$50,000,000, then no later than the third Business Day following the date of receipt of any such Net Asset Sale Proceeds, the Borrower shall prepay the aggregate principal amount of the Loans then-outstanding in an amount equal to 50% of such Net Asset Sale Proceeds.

(d)                    Application of Proceeds; No Penalties or Premium:  Each prepayment under this Section 3.04 shall be accompanied by all accrued and unpaid interest on the Loan being prepaid, and shall be without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower.  Amounts prepaid under this Section 3.04 may not be reborrowed and are not subject to any Prepayment Premium.

Section 3.05.      Payments and computations

(a)                     Payments of principal, interest, fees or any other payment due to the  Lender under the Loan Documents shall be made without defense, set-off or counterclaim in Dollars in immediately available funds prior to 15:00 (New York   time) on such date that any such payment is due, to the Account.  Any payment received after such time shall be deemed received on the next Business Day, with interest accruing on such payment at the applicable rate.

(b)                     If at any time insufficient funds are transferred by the Borrower to pay fully all amounts of principal and interest then due hereunder, such funds shall be applied (i) first, to pay interest then due hereunder, and (ii) second, to pay principal then due hereunder.

(c)                     Notwithstanding anything to the contrary in this Section 3.05, or Section 7.01(j), to the extent any special foreign currency control or moratorium is implemented after the date hereof by a competent Governmental Authority of Argentina (any such date of implementation or date of applicability to the Borrower, a “Foreign Currency Restriction Date”), a direct result of which the Borrower is completely restricted from purchasing Dollars in the foreign exchange market in order to make payments required hereunder and the other Loan Documents when due (a “Currency Restriction Event”), the Borrower shall: (i) not be required to make such due payments while such Currency Restriction Event is in effect or applicable to the Borrower, for the period commencing on any payment date hereunder while the Foreign Currency Restriction Date through the date 10 Business Days thereafter (such period, the “Currency Restriction Grace Period”) (it being understood that the failure to make any such due payments during the Currency Restriction Grace Period shall not constitute an Event of Default and Section 3.11 shall not be applicable during such Currency Restriction Grace Period); (ii) if any approvals or other consents are required to obtain the relevant authorization to make payments under the Loan Documents, the Borrower shall promptly apply for any such approvals and consents and utilize its best efforts to obtain the same; (iii) make any such due and required payments immediately upon such Currency Restriction Event no longer being in effect or applicable to the Borrower; and (iv) in any event, be obligated to make such due payments in full (including any other amounts accrued pursuant to the terms of this Agreement) after the expiration of the Currency Restriction Grace Period (regardless of whether such Currency Restriction Event is still in effect and applicable to the Borrower, and it being understood that the failure to make any such payments due pursuant to clause (iv) shall be an immediate Event of Default not subject to any grace period.

Section 3.06.      Notices

 Each Disbursement Request shall be effective only if received by the Lender not later than 11:00 a.m. ( New York time) on the date, in the case of any Disbursement, three Business Days prior to the proposed date thereof (unless a shorter period is agreed solely in the case of the Tranche A Loan between the Lender and the Borrower).  Each Disbursement Request shall specify the relevant tranche, the account information, the amount to be borrowed and the relevant Disbursement Date.

Section 3.07.      Payment in Dollars

(a)                     This is loan transaction in which the specification of Dollars and payment in said foreign currency is of the essence, and the obligations of the Borrower under this Agreement and the other Loan Documents to the Lender (to make payment in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency or in another place except to the extent that on the Business Day following receipt of any sum adjudged to be so due in the judgment currency the Lender may in accordance with normal banking procedures purchase Dollars in the amount originally due to the Lender with the judgment currency.  If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder in Dollars into another currency (in this Section 3.07 called the “judgment currency”), the rate of exchange shall be that at which in accordance with normal banking procedures the Lender could purchase such Dollars in New York, New York with the judgment currency on the Business Day next preceding the day on which such judgment is rendered.  The obligation of the Borrower in respect of any such sum due from it to the Lender hereunder shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by the Lender of any sum adjudged to be due hereunder in the judgment currency the Lender may in accordance with normal banking procedures purchase and transfer Dollars to New York City with the amount of the judgment currency so adjudged to be due (giving effect to any set-off or counterclaim taken into account in rendering such judgment).  Accordingly, the Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify the Lender against, and to the Lender on demand, in Dollars, the amount (if any, the “Excess”) by which the sum originally due to the Lender in Dollars hereunder exceeds the amount of the Dollars so purchased and transferred; provided, however, that the Borrower shall  have no obligation to indemnify the Lender under this Section 3.07 with respect to any part of the Excess which arises as a result of the relevant court having taken into account any rights of set-off or counter claim in determining the judgment amount in favor of the Lender in the judgment currency.

(b)                     The Borrower agrees that, notwithstanding any restriction or prohibition on access to the foreign exchange market (Mercado Único y Libre de Cambios) in Argentina, any and all payments to be made under this Agreement and the other Loan Documents shall be made in Dollars.  Nothing in the Loan Documents shall impair any of the rights of the Lender or justify the Borrower in refusing to make payments hereunder in Dollars for any reason whatsoever, including any of the following: (i) the purchase of Dollars in Argentina by any means becoming more onerous or burdensome for the Borrower than as of the date hereof and (ii) the Exchange Rate in force in Argentina increasing significantly from that in effect as of the date hereof. The Borrower irrevocably and unconditionally waives, either as a result of any order, act or decision of a Governmental Authority or any current or future defenses that may arise from laws, rules or regulations (including without limitation as a result of the applicability of the Argentine Civil and Commercial Code), any right to invoke payment of any of the obligations under this Agreement in a currency different from United States Dollars (including in Argentine Pesos) or other than in immediately available funds in the applicable banking account. The Borrower hereby irrevocably and unconditionally waives the right to invoke any defense of impossibility, impracticability or frustration of purpose in relation to its obligations of paying to the Lender in Dollars outside Argentina , including without limitation, such defenses set forth in accordance with Argentine Law under Section 1091 of the Argentine Civil and Commercial Code, or due to force majeure or act of God under Sections 955, 1031, 1032 or 1730 of the Argentine Civil and Commercial Code, impossibility to comply with the obligations in Dollars under Section 1732 of the Argentine Civil and Commercial Code, “lesión enorme” under Section 332 of the Argentina Civil and Commercial Code or “abuso del derecho” under Section 10 of the Argentine Civil and Commercial Code. The Borrower hereby waives its right to elect to make payments under this Agreement, in a currency other than Dollars, in accordance with Section 765 in fine under the Argentine Civil and Commercial Code or otherwise, and acknowledges and agrees that the abovementioned Section 765 is not applicable to the Loan Documents. Notwithstanding the foregoing, in the event of any circumstance, restriction or prohibition in connection with the payment by the Borrower in Dollars in immediately available funds in the applicable banking account, the Borrower shall, at its own expense and liability, obtain Dollars, whether through (A) the purchase with Argentine Pesos of any series of Argentine Public Debt Instruments or any other securities received or to be received in exchange for such Argentine Public Debt Instruments or any other public or private bond or tradable security issued in Argentina and denominated in Dollars and selling them outside Argentina for Dollars; or (B) any other available mechanism for the acquisition of Dollars in any exchange market. All taxes, costs and expenses payable in connection with the transactions referred to in clauses (A) and (B) above shall be exclusively paid by the Borrower.

Section 3.08.      Taxes

 (a)          The Borrower shall, except as required by applicable Law, pay or cause to be paid all Taxes, if any, now or at any time hereafter levied or imposed, on or in connection with the payment of any and all amounts due under the Loan Documents (other than the income tax and gross income tax applicable to the Lender), and all payments of principal, interest and other amounts due under the Loan Documents shall be made without deduction for or on account of any Taxes unless required by applicable law; provided, however, that in the event the Borrower is required by applicable Law to withhold any tax, the Borrower will promptly, and in any event within 45 days, provide to the Lender with such documentation, including official tax receipts (or substitutes therefore acceptable to the Lender) in connection with the payment of such taxes.

(b)                     Without limitation of the foregoing or any other provision of any Loan Document, each Party shall bear and pay 50% of any present or future stamp, transfer, recording, filing or documentary taxes, charges, fees or similar levies or any other excise or property taxes, charges, fees or similar levies that may be imposed on or in connection with the execution, issue, delivery, registration or notarization of this Agreement and the other Loan Documents (including any Argentine stamp or similar taxes) (hereinafter referred to as “Other Applicable Taxes”), and shall, upon notice from any Party, reimburse the other for any such Other Applicable Taxes if imposed on and paid in full by the requesting Party.

Section 3.09.      Interest Rate

(a)          The Borrower agrees to pay to the Lender interest on the unpaid principal amount of each Loan for the period from the relevant Disbursement Date until the date such Loan shall be paid in full at the Interest Rate for each Interest Period with respect to such Loan.

(b)          Interest shall accrue from day to day, be pro-rated on the basis of a 365‑day year for the actual number of days in the relevant Interest Period and be due and payable in Dollars on each Interest Payment Date.

Section 3.10.      Interest on Late Payments

 Without limiting the remedies available to the Lender under this Agreement or otherwise, to the maximum extent permitted by applicable Law, if the Borrower fails to make

(a)                     any payment of principal or interest with respect to the Loans; or

(b)                     any other payment provided for in this Agreement or any other Loan Document;

on its due date as specified in this Agreement (whether at stated maturity or otherwise) or, if not so specified, as notified by the Lender to the Borrower, the Borrower shall pay, in respect of the amount of such payment due and unpaid, interest at the rate of two percent per annum plus the Interest Rate in effect from time to time from the date any such payment became due until the date of actual payment (both before and after judgment).  Such interest shall be payable on demand, or if not demanded, on each Interest Payment Date after such failure.

Section 3.11.      Notes

 The Borrower’s obligation to repay the Loans shall be evidenced by promissory notes of the Borrower written in Spanish, substantially in the form of Exhibit B (each, a “Note”), payable to the order of the Lender.  Each Note shall be in principal amount of the Lender’s Loans, shall be dated the relevant Disbursement Date, shall bear interest from its date until maturity on the principal balance from time to time outstanding thereunder, and shall be payable at the rates and in the manner provided herein.  In the event of a conflict between the terms of this Agreement and such Note, the terms of this Agreement shall prevail. The Lender shall only be entitled to assign the Note to PESA or its Affiliates on the Maturity Date or upon occurrence of a Default under Section 7.01(f) or (g) that has not been cured as provided therein.

ARTICLE IV
Representations and Warranties

Section 4.01.      Representations and warranties.

 The Borrower represents and warrants as follows:

(a)                     Organization, Power, Authority, Etc.  The Borrower  (i) is a corporation (sociedad anónima) validly organized and existing under the Laws of Argentina, (ii) is duly qualified to do business in each jurisdiction where its ownership or lease of Property or the conduct of its business requires such qualification except where such failure to qualify would not individually or in the aggregate be expected to result in a Material Adverse Effect, and (iii) has full corporate or limited liability company power and authority and holds all (1) material governmental licenses, permits, registrations and other approvals required under all applicable Law or by any Governmental Authority to conduct its business as currently conducted or (2) governmental licenses, permits, registrations and other approvals required under all applicable Law or by any Governmental Authority to own and hold under lease its Property, except with respect to this clause (iii), to the extent the failure to own or hold such Property could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Borrower has full power (corporate and other) and authority to enter into and perform its obligations under this Agreement, the Notes and each other Loan Document executed or to be executed by it and to request, obtain and repay the Loans hereunder.

(b)                     Due Authorization; No Conflict.  The execution, delivery and performance by the Borrower of this Agreement and each Note or other Loan Document executed or to be executed by it, the incurrence of any obligation by the Borrower under this Agreement or any other Loan Document and the consummation of the transactions contemplated by any of the foregoing: (i) are within its power and authority (corporate and otherwise); (ii) have been duly authorized by all necessary or proper action (corporate or otherwise), (iii) are not in contravention of any provision of its Estatutos; (iv) will not violate any applicable Law, or any order or decree of any court or Governmental Authority; (v) will not violate or result in a breach of any of the terms, conditions or provisions of, or constitute a default, or trigger an acceleration or require any consent under, any indenture, mortgage, agreement or other instrument or arrangement to which the Borrower is a party or by which it is bound; and (vi) will not result in the creation or imposition of any Lien upon any of its Property.

(c)                     Authorizations, Consents and Approvals.  All authorizations, consents, and approvals from Governmental Authorities which are necessary for the validity hereof, the Disbursements hereunder, the execution and delivery of the Loan Documents and the performance by the Borrower of its obligations hereunder and thereunder have been effected or obtained and are in full force and effect.  No consent or approval of stockholders is required as a condition to the validity or performance of the Loan Documents.

(d)                    Enforceability.  This Agreement and each other Loan Document has been duly authorized, executed and delivered by the Borrower and constitute the valid and legally binding obligation of the Borrower, enforceable in accordance with their terms.

(e)                     No Immunity.  Neither the Borrower, nor any of its Property (other than rights under any concession or license agreement with any Governmental Authority) enjoys any right of immunity from set-off, suit or execution in respect of its assets or its obligations under any Loan Document.  The execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents constitute private and commercial acts.

(f)                      Litigation; Proceedings.  There are no proceedings or investigations pending or, to the best knowledge of the Borrower, threatened before any court or arbitrator or before or by any Governmental Authority which, individually or in the aggregate, exceed US$50,000,000, except if such proceeding or investigation could not cause a Material Adverse Effect or could not interfere materially and adversely with the conduct of the business of PEPASA.

(g)                     Financial.  The balance sheet of the Borrower and its consolidated Subsidiaries as of December 31, 2015, together with the statements of income and expense, retained earnings, paid in capital and surplus and changes in financial position for the Fiscal Year then ended, audited by Price Waterhouse & Co S.R.L., and the balance sheet of the Borrower and its consolidated Subsidiaries as of March 31, 2016, together with the statements of income and expense, retained earnings, paid in capital and surplus and changes in financial position for the three  months then-ended fairly present the financial condition of the Borrower and its consolidated Subsidiaries and the results of their operations as of the dates and for the periods referred to and have been prepared in accordance with IFRS.  There are no liabilities, direct or indirect, fixed or contingent, of the Borrower and its consolidated Subsidiaries as of the dates of such balance sheets which shall be reflected according with IFRS and are not reflected therein or in the notes thereto.

(h)                     Taxes.  The Borrower has filed or caused to be filed all tax returns which are required to be filed, such tax returns are accurate and complete in all material respects, and the Borrower has paid all Taxes due and payable and any assessment made against it or any of its Property and all other Taxes, assessments, fees, liabilities or other charges imposed on it or any of its Property by any Governmental Authority, except for (i) any Taxes, assessments, fees, liabilities or other charges which are being contested in good faith and for which reserves that are adequate under IFRS have been established, or (iii) any failure that would not have a Material Adverse Effect.

(i)                       Material Adverse Effect.  Since March 31, 2016, no event or circumstance has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

(j)                       Labor Controversies.  There is no (i) unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against any of them, which could reasonably be expected to have a Material Adverse Effect or (ii) strike, labor dispute, slowdown, stoppage or other labor controversy or dispute pending against the Borrower or any of its Subsidiaries, to the best knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries, which could reasonably be expected to have a Material Adverse Effect.

(k)                     Indebtedness.  There is no Indebtedness of the Borrower as of the date hereof in excess of US$25,000,000 other than the Indebtedness informed in the latest financial statements of the Borrower.

(l)                       Compliance with Money Laundering Laws:  The operations of the Borrower and its Subsidiaries are and have been conducted at all times in compliance the Law No 25,246, as amended, the regulations issued by the Financial Information Unit (Unidad de Información Financiera), the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental or regulatory authorities in such jurisdictions (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental or regulatory authorities or any arbitrator involving the Borrower or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Borrower, threatened.

(m)                   No Amendments to Charter:  The Borrower’s Estatutos have not been amended or otherwise modified since April 26, 2013.

(n)                     Title to Assets and Permitted Liens:  The Borrower has good, marketable title to, and a full ownership interest or a valid leasehold interest in, all of its Property, free and clear of Liens, except where such Lien may not cause a Material Adverse Effect.

(o)                     Compliance with Law:  The Borrower is in compliance in all material respects with all Laws (including all Environmental Laws and all judgments or decrees of any Governmental Authority with jurisdiction over the Borrower, except where (i) such judgments or decrees have been contested in good faith pursuant to proper proceedings diligently pursued and would not give rise to an Event of Default under Section 7.01(j); or (ii) such non-compliance could not reasonably be expected to have a Material Adverse Effect.

(p)                     Event of Default:  No Default or Event of Default exists or has occurred.

(q)                     Other Obligations.  The payment obligations of the Borrower hereunder and under the other Loan Documents are unconditional and unsubordinated general obligations of the Borrower, and rank at least pari passu in priority of payment with all other unconditional and unsubordinated Indebtedness of the Borrower.

(r)                      True and Complete Disclosure.  All factual information (taken as a whole) furnished by or on behalf of the Borrower to the  Lender for purposes of or in connection with this Agreement and the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Borrower to the Lender or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

(s)                      Insurance.  The material Property and business of the Borrower is insured with financially sound and reputable insurers and reinsurers against loss or damage in accordance with international industry practices, except where the failure to do so could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(t)                      Borrower Filings.   All financial information and reports, if any, which the Borrower has publicly filed with any Governmental Authority, including the Comisión Nacional de Valores or any successor thereto, was, at the time of such filing, true and complete in all material respects.

(u)                     Stock Pledge Agreement. Effective as of the date of execution and delivery of Stock Pledge Agreement, (i) the provisions of the Stock Pledge Agreement are effective to create in favor of the Lender a legal, valid and enforceable fully perfected Lien in all property required to be pledged thereunder in accordance with the terms thereof, subject to no other Liens; provided, however, that the provisions of the Stock Pledge Agreement shall be enforceable against third parties upon the registration before Caja de Valores S.A.; (ii) neither the establishment of the Liens created by the Stock Pledge Agreement, nor the exercise of the rights and remedies contemplated by the Stock Pledge Agreement at any time, contravenes any provision of Argentine Law or any order, writ, injunction or decree of any Governmental Authority, and (iii) the Borrower has not received any notice of any adverse claims by any Person in respect of its ownership or entitlement to the assets and rights encumbered under the Stock Pledge Agreement.

Section 4.02.      Acknowledgment

 The Borrower acknowledges that it has made the representations and warranties referred to in Section 4.01 with the intention of inducing the Lender to enter into this Agreement and to make the Loans on each Disbursement Date and that the Lender has entered into this Agreement and each other Loan Document on the basis of, and in full reliance on, each of such representations.

ARTICLE V
CONDITIONS PRECEDENT

Section 5.01.      Conditions of the Disbursement

 The obligation of the Lender to make each Disbursement shall be subject to the conditions precedent that the Lender shall have received the following documents or the following conditions shall have occurred, or shall occur concurrently with the relevant Disbursement Date as indicated below or have been satisfied or waived, each in form and substance satisfactory to the Lender:

(a)                     (i) as of the first Disbursement Date, each Loan Document (other than the Notes) duly executed by an authorized officer of the Borrower and (ii) for each Disbursement Date, the relevant Notes (such Notes to be duly executed and delivered by the Borrower and dated the relevant Disbursement Date as set forth in Section 3.11 hereof);

(b)                     as of the first Disbursement Date, an opinion of Salaverri, Delatorre, Burgio & Wetzler Malbrán, counsel for the Borrower, dated as of such Disbursement Date;

(c)                     as of the first Disbursement Date, a certificate, dated the relevant Disbursement Date, of the Secretary or an authorized officer of the Borrower which shall include the following certifications and to which the following documents shall be attached: (i) an incumbency certificate designating the officers of the Borrower (together with their specimen signatures) authorized to execute and deliver each of the Loan Documents to which it is a party, and (ii) power of attorney granted by the Borrower in which the authorized officers are empowered to enter into any Indebtedness on behalf of the Borrower including the Loans, this Agreement and the other Loan Documents;

(d)                    as of each Disbursement Date, payment in full of any amount then-due and payable under any Loan Document;

(e)                     as of the Total Disbursement Date or Tranche B Disbursement Date, the Full Pledge has been established pursuant to its terms;

(f)                      as of the Tranche A Disbursement Date, the Partial Pledge has been established pursuant to its terms;

(g)                     for each Disbursement (i) a Disbursement Request as described in Section 3.02 hereof, duly executed by an authorized officer of the Borrower, and (ii) a certificate issued by an authorized officer of the Borrower stating that the representations and warranties made hereunder are true and correct as of that date;

(h)                     as of each Disbursement Date, no Default or Event of Default which may cause a Material Adverse Change  shall have occurred and be continuing;

(i)                       as of each Disbursement Date, a certification with respect to the condition in clause (h), signed by an authorized officer of the Borrower and expressed to be effective as of the date of such Disbursement, together with a certification that the use proceeds of such Disbursement is consistent with Article II herein;

(j)                       in respect of the Tranche B Disbursement Date, the Tranche A Loan has been drawn in full; and

The acceptance of the benefits of each Disbursement hereunder shall constitute a representation and warranty by the Borrower to the Lender that all the conditions specified in Article V that are applicable to such Disbursement Date are satisfied as of that time.

Section 5.02.      Saving Rights

No course of dealing or waiver by the Lender in connection with any condition of any Disbursement under this Agreement shall impair any right, power or remedy of the Lender with respect to any other condition of any Disbursement, or be construed to be a waiver thereof.

ARTICLE VI
COVENANTS

Section 6.01.      Affirmative Covenants

 The Borrower covenants and agrees with the Lender that so long as any Commitment or Loan is outstanding and until payment in full of all amounts payable by the Borrower hereunder and under the other Loan Documents, it shall:

(a)                     (i) conduct its business in accordance with industry practices and standards of Persons engaged in the same or similar business in the same or similar locations, (ii) maintain all of its Property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, except in each case where failure to comply could not reasonably be expected to have a Material Adverse Effect and (iii) maintain its corporate existence;

(b)                     keep its Property and business insured with financially sound and reputable insurers and reinsurers against loss or damage in accordance with international industry practices, except where the failure to do so could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(c)                     punctually pay any premium, commission and any other amount necessary for effectuating and maintaining in force each insurance policy required pursuant hereto;

(d)                    pay and discharge all Taxes, assessments and governmental charges upon it, its income and its properties prior to the date on which penalties are attached thereto, except to the extent that (i) such Taxes, assessments and governmental charges shall be contested in good faith and by appropriate proceedings by the Borrower, (ii) reserves that are adequate under IFRS are maintained by the Borrower with respect thereto or (iii) any failure to pay and discharge such Taxes, assessments and governmental charges will not have a Material Adverse Effect;

(e)                     promptly obtain, make and keep in full force and effect, at its expense, all authorizations, consents, approvals, waivers, exemptions, franchises, permissions, permits and licenses of all Governmental Authorities, and shall make all filings, registrations and declarations with, all Governmental Authorities, in each case as shall now or hereafter be necessary (as and when necessary) under any applicable Law in connection with (i) the execution, delivery and performance of the Loan Documents, and (ii) any mandatory prepayment effected or required to be effected in accordance with Section 3.04;

(f)                      if Price Waterhouse & Co. S.R.L. ceases to be the auditors of the Borrower for any reason, appoint and maintain as auditors of the Borrower another independent public accounting firm of internationally recognized standing or any other independent certified public accountants, which shall be reasonably acceptable to the Lender (unless such accounting firm is E&Y, Deloitte or KPMG);

(g)                     obtain and maintain in force (or where appropriate, promptly renew) all licenses, permits, registrations, approvals, authorizations, or consents necessary or advisable for carrying out the Borrower’s business and operations generally; and perform and observe all the conditions and restrictions contained in, or imposed on the Borrower by, any such licenses, permits, registrations, approvals, authorizations, or consents, except where the failure to do so could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(h)                     promptly, and in any event within three Business Days after the Borrower obtains knowledge thereof, notify the Lender following the occurrence of (i) any Default or Event of Default; (ii) any change in the Borrower’s corporate name; (iv) the condemnation or threat of condemnation with respect to any Property necessary to the conduct of the business of the Borrower if the effect thereof could reasonably be expected to have a Material Adverse Effect; and (v) any other development in the business or affairs of the Borrower if the effect thereof could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action the Borrower proposes to take with respect thereto;

(i)                       comply (i) with all applicable requirements of Law, including but not limited to all applicable environmental and social Laws and regulations and all applicable Argentine Central Bank regulations, except (unless such failure related to any Money Laundering Laws) to the extent that failure to so comply could not reasonably be expected to have a Material Adverse Effect; and (ii) the material obligations, covenants and conditions contained in any contractual obligation applicable to the Borrower, except, with respect to this clause (ii), where the failure to do so could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(j)                       ensure that the payment obligations of the Borrower under this Agreement and the other Loan Documents will at all times constitute unconditional and unsubordinated general obligations of the Borrower ranking at least pari passu in priority of payment with all other present and future unconditional and unsubordinated Indebtedness of the Borrower; and

(k)                     promptly, but in any event within one Business Day after the Borrower obtains knowledge thereof, notify the Lender following the occurrence of (i) the Non-Consummation Date, Non-Execution Date and First Refusal Date; or (ii) any termination or expiration or other material developments relating to or arising under the Assignment Agreement; or (iii) any trigger of acceleration of the Indebtedness incurred by the Borrower to finance the Acquisition.

Section 6.02.      Negative Covenants

 The Borrower covenants and agrees with the Lenders that so long as any Loan is outstanding and until payment in full of all amounts payable by the Borrower hereunder and under the other Loan Documents, subject to Section 6.03, it shall not:

(a)                     create or permit to exist any Lien on any Property, present or future, of the Borrower or PEPASA, except:

(i)         any Liens in existence on the date hereof (other than the Stock Pledge Agreement);

(ii)        any Liens for taxes, assessments or governmental charges or claims or other statutory Lien, in each case relating to amounts that are not yet payable or that are being contested in good faith and for which any reserves required by IFRS have been established;

(iii)       any Lien on any Property securing Indebtedness incurred or assumed solely for the purpose of financing all or any part of the cost of acquisition, construction, development or improvement of such Property, provided that (i) such Lien attaches to such Property concurrently with or within 120 days after the acquisition or the completion of the construction, development or improvement thereof and (ii) the aggregate amount of Indebtedness incurred by any Liens is otherwise permitted hereunder and does not exceed the cost of the asset or property acquired, constructed, developed or improve;

(iv)       any Lien on any Property securing Indebtedness existing thereon at the time of acquisition of such property and not created in connection with such acquisition;

(v)        any Lien on any Property securing Indebtedness owned by a corporation or other Person, which Lien exists at the time of the acquisition of such corporation or other Person by the Borrower or PEPASA and which Lien is not created in connection with such acquisition;

(vi)       any landlord’s, workmen’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business (excluding, for the avoidance of doubt, Liens in connection with any Indebtedness for borrowed money) that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(vii)      Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security benefits or obligations or other obligations of a like nature, in each case in the ordinary course of business;

(viii)     Liens securing any notes issued under an indenture or the Borrower or PEPASA’s other securities for the purposes of defeasance thereof in accordance with the terms thereof or any indenture under which such other securities have been issued;

(ix)       leases or subleases granted to others, easements, rights of way, servitudes or zoning or building restrictions and other minor encumbrances on real Property and irregularities in the title to such Property which do not in the aggregate materially impair the use or value of such Property or risk the loss or forfeiture of title thereto;

(x)        judgment Liens, the judgments underlying which do not give rise to a Default or an Event of Default, and for which any reserves required by IFRS have been established and with respect to which any appropriate legal proceedings have been duly initiated for the review of such judgment and have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(xi)       Liens incurred or deposits made to secure the performance of tenders, bids, trades, contracts, leases, statutory obligations, surety and appeal bonds, performance bonds, advance payment bonds, purchase, construction or sales contracts and other obligations of a like nature, in each case in the ordinary course of business;

(xii)      any Lien on cash, cash equivalents or marketable securities created to secure Derivative Obligations of the Borrower or PEPASA;

(xiii)     any Lien securing any project financing or any guarantee thereof by any direct or indirect parent of PEPASA that is the primary obligor in respect of such project financing (the “Project Financing Subsidiary”); provided that such Lien does not apply to any Property of the Borrower other than the Property of the applicable Project Financing Subsidiary related to the relevant project and equity interests in the applicable Project Financing Subsidiary, which holds no significant assets other than those related to the relevant project or in any direct or indirect parent thereof;

(xiv)     any Lien created by the Borrower to secure the Borrower’s obligations under the acquisition financing of PESA;

(xv)      any Lien on any Property securing an extension, renewal or refunding of Indebtedness secured by a Lien referred to in clauses (i), (iii), (iv), (v), (vi), (xii) (xiii) or (xiv) above, provided that (x) such new Lien is limited to the Property which was subject to the prior Lien immediately before such extension, renewal or refunding and (y) the principal amount of Indebtedness secured by the prior Lien immediately before such extension, renewal or refunding is not increased; and

(xvi)     any other Lien on the Borrower’s Properties or those of PEPASA, provided that, on the date of creation or assumption of such Lien, the Indebtedness secured thereby, together with all the Borrower’s and PEPASA’s other Indebtedness secured by any Lien in reliance on this clause (xvi), has an aggregate outstanding amount no greater than 10% of the Borrower’s total consolidated assets (as set forth, for any date of determination, on the Borrower’s most recent consolidated financial statements prepared in accordance with IFRS and filed with the Comisión Nacional de Valores, provided however, that during the period between closing of the Acquisition and the date on which the Borrower is obliged to file a consolidated financial statement that includes PESA, any computation made in accordance with this clause shall be made on a pro forma basis including the most recent consolidated financial statement of PESA);

(b)                     Notwithstanding anything herein to the contrary, enter into any material transaction that does not fall within the scope of its business purpose as set forth in the Estatutos;

(c)                     sell, transfer, lease or otherwise dispose of, or grant options, warrants or other rights with respect to, any of its Property to any Person unless (i) such sale, transfer, lease or other disposition (x) is in the ordinary course of business or (y) could not reasonably be expected to have a Material Adverse Effect, provided however, that the disposition of (1) Transportadora de Gas del Sur S.A., (2) concession of explotation of Area El Mangrullo (3) PESA’s downstream business and assets; (4) Colpa and Caranda Contracts, and (5) the EASA Notes held by Pampa Inversiones S.A, shall be permitted and shall have no consequence whatsoever under this Agreement or the Loan Documents;

(d)                    use the proceeds of the Loans for any purpose other than the purposes specified in Article II of this Agreement;

(e)                     enter into any agreement that would violate any Loan Document; and

(f)                      permit the Consolidated Leverage Ratio as of any Measurement Date to be greater than 3.00:1.00.

Section 6.03.      Duration of Covenants.

The covenants set forth in Section 6.01 and Section 6.02 shall be effective until the date on which the YPF Participation is transferred in accordance with the Assignment Agreement. After that date, the Borrower shall not be obliged to comply with such covenants.

ARTICLE VII
EVENTS OF DEFAULT

Section 7.01.      General Acceleration Provision upon Events of Default

If one or more of the events specified in this Section (“Events of Default”) shall have occurred and be continuing, (x) the Lender, by notice to the Borrower, declare the Commitments to be terminated forthwith, whereupon the Commitments shall forthwith terminate and/or (y) the Lender, by notice to the Borrower, declare the principal of and all accrued interest on the Loans or any part of any of them (together with any other amounts accrued or payable under this Agreement) to be, and the same shall thereupon become, immediately due and payable (anything in this Agreement to the contrary notwithstanding), without any further notice and without any presentment, demand or protest of any kind, all of which are hereby expressly waived by the Borrower:

(a)                     default shall have occurred in the payment when due (whether by acceleration or otherwise) of any principal of the Loans;

(b)                     default shall have occurred in the payment when due (whether by acceleration or otherwise) of any interest on the Loans or any other amount whatsoever payable hereunder or under any of the other Loan Documents, and such default under this clause (b) shall have continued unremedied for a period of three Business Days;

(c)                     (i) default shall have occurred in the due observance or performance of any term, covenant or agreement contained in clause (a)(iii), (b) through (e) (inclusive), or (h) through (j) (inclusive) of Section 6.01 or in Section 6.02; or (ii) default shall have occurred in the observance or performance of any other term, covenant or agreement contained in any Loan Document, and such default shall have continued unremedied for a period of 30 days after the Borrower becomes aware, or should have become aware, of such default;

(d)                    any representation, warranty or statement made by the Borrower in the Loan Documents in connection with the execution and delivery of any Loan Document or any Disbursement or any other Loan Document or in any report, certificate, or other document delivered by or on behalf of the Borrower to the Lender pursuant to any Loan Document, proves to be materially incorrect or misleading in any material respect when made or deemed made and would cause a Material Adverse Effect;

(e)                     any government or Governmental Authority shall have condemned, nationalized, seized, or otherwise expropriated all or any substantial part of the Property of the Borrower, or shall have assumed custody or control of such Property or of the business or operations of the Borrower, or shall have taken any action for the dissolution or disestablishment of the Borrower or any action that would prevent or otherwise interrupt the Borrower from carrying on its business or operations or a substantial part thereof;

(f)                      the Borrower shall (i) institute any proceeding or voluntary case seeking to adjudicate it as bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any Law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, receiver and manager, interim receiver, sequestration, administrator, monitor, custodian or other similar official for the Borrower or all or a substantial part of its Property; (ii) consent to the entry of an order for relief in an involuntary bankruptcy case or to the conversion of an involuntary case to a voluntary case under bankruptcy, insolvency or reorganization Law; (iii) be generally not paying its debts generally as such debts become due (except such debts are being contested by the Borrower) or shall admit in writing its inability to pay its debts generally; (iv) make a general assignment for the benefit of creditors; (v) offer, solicit, or seek the consent of its creditors to the execution of a pre-packaged out of court agreement (acuerdo preventivo extrajudicial) or (vi) take any action to authorize or effect any of the actions set forth above in this Section 7.01(f);

(g)                     Any Indebtedness of the Borrower to finance the Acquisition shall have been accelerated and not cured within 15 calendar days after such acceleration;

(h)                     a court having jurisdiction in the premises shall enter a decree or order for relief, including the appointment of a receiver, liquidator, sequestrator, trustee, conservator, manager, administrator, monitor, custodian or similar official for the Borrower or over all or a substantial part of its Property and, in any such case, such proceeding or petition shall not be dismissed, stayed, bonded or discharged within 120 days;

(i)                       Any Indebtedness of the Borrower for an aggregate outstanding principal amount of US$25,000,000 or more or its equivalent in any other currency (“Material Debt”), shall have been accelerated and the Borrower has not paid or cured such acceleration within 15 calendar days after such acceleration;

(j)                       one or more final judgments against the Borrower or attachments against its Property, which in the aggregate exceed US$50,000,000 (to the extent not covered by independent third party insurance provided by insurers (x) of the highest claims paying rating or financial strength, which do not dispute such coverage and (y) which are not subject to an insolvency proceeding), if the operation or result of which could cause a Material Adverse Effect, remain unpaid, unstayed on appeal, undischarged, unbonded, or undismissed for a period of 90 days or more;

(k)                     any Governmental Authority shall take any action (i) canceling, suspending or deferring the obligation of the Borrower to pay any amount of principal or interest payable under this Agreement or any other Loan Document, including a general moratorium, (ii) preventing the fulfillment by the Borrower of its payment obligations under this Agreement or any other Loan Document, (iii) requiring the Borrower to participate in any facility or exercise involving the rescheduling of the Borrower’s debts, or (iv) which has the effect of prohibiting the payment of Dollars by the Borrower to the Lender; or

(l)                       the Borrower shall contest the validity, legality or enforceability of any provision of this Agreement;

(m)                   the Lender shall cease at any time to have a legal, valid and perfected pledge of PEPASA’s shares under the Stock Pledge Agreement;

(n)                     default shall have occurred and not been cured in the due observance or performance of any term, covenant or agreement contained in the Stock Pledge Agreement.

Notwithstanding any other provisions of this Agreement, if an Event of Default under Section 7.01(f) or (h) shall occur, the principal of, and all accrued interest on, the Loans (together with any other amounts accrued or payable under this Agreement) shall thereupon become immediately due and payable without any presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower.

No course of dealing and no delay in exercising, or omission to exercise, any right, power or remedy accruing to the Lender upon any default under this Agreement, or any other agreement, shall impair any such right, power or remedy or be construed to be a waiver thereof or an acquiescence therein; nor shall the action of the Lender in respect of any such default, or any acquiescence by it therein, affect or impair any right, power or remedy of the Lender in respect of any other default.

Section 7.02.      Survival of Events of Defaults.

Following the transfer of the YPF Participation under the Assignment Agreement, the occurrence of any of the events described in Section 7.01 paragraphs (c), (d), (e), (h), (i), (j), (m) and (n) shall not constitute a Default or Event of Default hereunder.

ARTICLE VIII
MISCELLANEOUS

Section 8.01.      Notices

 Any notices, requests, instructions, approvals, consents, directions and other communications to be given or made under this Agreement (including any modifications of, or waivers, requests or consents under, this Agreement) shall be in writing delivered, if to the Borrower or the Lender, to its address specified on Annex 2 hereto, or, as to any party, at such other address as shall be designated by such party in a notice to the Lender and the Borrower. Such notice, request or other communication shall be effective upon receipt.

Section 8.02.      Evidence of Authority

 The Borrower shall furnish or cause to be furnished to the Lender evidence, in form and substance satisfactory to the Lender, of the authority of the person or persons who will, on behalf of the Borrower, sign the request and certifications provided for in this Agreement, or take any other action or execute any other document required or permitted to be taken or executed by the Borrower under this Agreement, and the authenticated specimen signature of each such person.

Section 8.03.      Duration; Survival

 This Agreement shall continue in force until all amounts payable under the Loan Documents shall have been fully paid in accordance with the provisions hereof and thereof. Notwithstanding anything contained herein to the contrary, all indemnities set forth herein, including those contained in Sections 3.09 shall survive the termination of this Agreement and the other Loan Documents and the making and repayment of all amounts under this Agreement and the other Loan Documents.

Section 8.04.      Governing law and Dispute Resolution

(a)                This Agreement shall be governed by and construed in accordance with the law of Argentina;

(b)

All disputes arising out of or in connection with this Agreement shall be settled under the Rules of Arbitration of the International Chamber of Commerce by arbitrators appointed in accordance with such Rules.

(c)	The number of arbitrators shall be three (3).
(d)

 Each Party shall nominate in the Request for Arbitration and the Answer (as applicable) one (1) arbitrator. The two (2) arbitrators so nominated by the Parties shall within thirty (30) days of the appointment of the second (2nd) arbitrator agree upon a third (3rd) arbitrator who shall act as Chairman of the Tribunal (failing such agreement, the third (3rd) arbitrator shall be appointed by the President of the International Chamber of Commerce).

(e)	The seat of the arbitration shall be Buenos Aires, Argentina.
(f)	The language of the arbitration shall be Spanish.
(g)	The law of the arbitration agreement shall be the laws of Argentina.
(h)

Nothing in this Agreement shall limit the right of a Party to seek, and each Party shall have the right to seek, interim, injunctive or other equitable relief, in support of and before any final arbitral award is delivered in accordance with this section 8.04, in the commercial courts sitting in Buenos Aires (however, no such relief may be sought or other proceedings commenced in any other court or before any other judicial authority).  For this purpose:

(i)               each of the Parties agrees to submit to the exclusive jurisdiction of, and venue in the commercial courts sitting in Buenos Aires;

(ii)             each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive;

(iii)            each of the Parties irrevocably waives, to the fullest extent permitted by Argentine Law, the defence of any inconvenient forum to the maintenance of such action or proceeding in any such court; and

(iv)            each Party irrevocably and unconditionally waives, to the fullest extent permitted by Argentine Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in this Section 8.04(h).

(i)                 The Parties agree that once an arbitral award is delivered in accordance with this Section 8.04, the relevant Party shall be entitled to enforce said award in any applicable jurisdiction.

Section 8.05.      Successors and Assigns

None of the Parties may assign any right or obligation hereunder or under the Loan Documents without the prior written consent of the other Party, unless such assignment is made by the Lender to PESA on the Maturity Date or upon occurrence of a Default under 7.01(f) or (g) that has not been cured.

Section 8.06    Amendments

Any provision of this Agreement may be modified or supplemented only by an instrument signed by the Borrower and the Lender, and any provision of this Agreement may be waived by the Lender.

Section 8.07    Severability

 In case any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any Law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

Section 8.08    Counterparts

 This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

Section 8.09    Entire Agreement

 This Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes any prior agreements among the parties with respect to such subject matter.

Section 8.10    Captions

 The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

PAMPA ENERGÍA S.A.	YPF S.A.

By: /s/ Horacio Turri	By: /s/ Pablo Vera Pinto
Name: Horacio Turri	Name: Pablo Vera Pinto
Title: Attorney-in-Fact	Title: Attorney-in-Fact